                                                              EXHIBIT 23(H)(VII)

                                 WT MUTUAL FUND

                          COMPLIANCE SERVICES AGREEMENT

          THIS COMPLIANCE SERVICES AGREEMENT (this "Agreement") is made as of MAY 1, 2006 by and between WT Mutual Fund, a Delaware business trust ("Trust"), and Rodney Square Management Corporation ("RSMC"), a Delaware corporation, and a wholly owned subsidiary of Wilmington Trust Corporation.

          WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company with multiple investment portfolios as listed on Exhibit A attached hereto, as may be amended from time to time (each a "Fund"), and which has engaged multiple investment advisers and sub-advisers to provide investment advisory services to the Funds; and

          WHEREAS, RSMC is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Advisers Act"), and acts as an investment adviser to certain Funds of the Trust pursuant to a written investment advisory agreement dated November 1, 1999; and

          WHEREAS, the Trust must designate, pursuant to Rule 38a-1 under the 1940 Act, one individual to be responsible for administering the Trust's compliance policies and procedures, and that such person may be employed by RSMC; and

          WHEREAS, the Trust is required under Rule 31a-2(a)(6) under the 1940 Act to preserve documents and other written information considered by the Board of Trustees of the Trust (the "Board") in connection with its approval or renewal of investment advisory agreements; and

          WHEREAS, the Trust wishes, in light of the foregoing, to engage RSMC to provide certain compliance services to the Funds, separate from its advisory services, and RSMC wishes to furnish such services;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the Trust and RSMC agree as follows:

     1. ENGAGEMENT.

          (a) The Trust hereby engages RSMC to perform the services described in
Section 2 of this Agreement for the Trust.

          (b) RSMC hereby accepts such engagement by the Trust, and will furnish the services and discharge the duties set forth in Section 2 of this Agreement upon the terms and conditions hereinafter set forth.

          (c) RSMC shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust or its Funds in any way or otherwise be deemed an agent of the Trust or its Funds.

     2. SERVICES. RSMC shall:

          (a) Employ an individual suitable to the Board to fulfill the role of Chief Compliance Officer of the Trust, as such title is used in Rule 38a-1 under the 1940 Act.

          (b) Monitor each Fund's compliance with the investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, and the investment objectives, policies and restrictions of the Trust applicable to each Fund and provide regular reports on such compliance.

          (c) Assist the Trust's Chief Compliance Officer to maintain the policies and procedures that are reasonably designed to prevent violations of the securities laws and regulations.

     3. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public; (ii) any technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or RSMC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything specifically designated in writing as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already lawfully known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement prior (if practicable under the circumstances) to disclosing such information to the extent such notice is permitted); or (vi) has been or is independently developed or obtained by the receiving party without reference to or use of the disclosing party's information.

     4. DISASTER RECOVERY.

          (a) RSMC shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

          (b) RSMC shall maintain a disaster recovery back-up facility available for its use in providing the services required hereunder in the event RSMC is not able to process the necessary work at its principal facility. RSMC shall, from time to time, upon request from the Trust provide written evidence and details of its arrangement with respect to such back-up facility. RSMC further agrees to provide the Trust from time to time on reasonable request with a copy of its disaster recovery and contingency plans and to make its staff available to discuss such plans on reasonable request. Nothing in this Section shall relieve RSMC of any liability that it might otherwise have under this Agreement that arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties hereunder.

          (c) RSMC shall employ a commercially reasonable virus detection software program to test the on-site hardware and software applications utilized by RSMC to deliver the services required hereunder to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.

     5. COMPENSATION. As compensation for services rendered by RSMC during the term of this Agreement, the Trust, on behalf of each Fund, will pay to RSMC a fee or fees as may be agreed to in writing by the Trust and RSMC.

     6. LIABILITY OF RSMC OR AFFILIATES. RSMC and its affiliates and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of RSMC, or any of its affiliates or agents, who may be or become an officer of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust as such officer (other than services or business in connection with RSMC's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of RSMC or any of its affiliates or agents, even though paid by one of those entities.

     7. AMENDMENT, DURATION, TERMINATION ETC.

          (a) Except as provided herein, the provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          (b) The provisions of this Agreement shall become effective at the open of business on date first written above and shall continue thereafter unless terminated by the

Fund upon sixty (60) days' written notice given to RSMC or by RSMC upon sixty
(60) days' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by RSMC in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 6 hereof.

          (c) In the event that the Trust designates a successor to any of RSMC's obligations hereunder, RSMC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data created, maintained or preserved by RSMC under the foregoing provisions.

     8. ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with regard to services to be provided by RSMC to the Trust hereunder and supersedes all prior agreements or understandings between the Trust, RSMC or their agents with regard to such services.

     10. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

     11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     12. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

     13. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

                            [Signature Page Follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                        WT MUTUAL FUND


                                        By: /s/ John J. Kelley
                                            ------------------------------------
                                        Name: John J. Kelley
                                        Title: Vice President and Chief
                                               Financial Officer


                                        RODNEY SQUARE MANAGEMENT CORPORATION


                                        By: /s/ Neil Wolfson
                                            ------------------------------------
                                        Name: Neil Wolfson
                                        Title: Vice President

                                    EXHIBIT A

          THIS EXHIBIT A, dated May 25, 2006, is Exhibit A to that certain Compliance Services Agreement dated as of May 1, 2006 between Rodney Square Management Corporation and WT Mutual Fund.

                     Fund                                 Share Classes
                     ----                       ---------------------------------
Wilmington Short/Intermediate-Term Bond Fund    Institutional Investor

Wilmington Broad Market Bond Fund               Institutional Investor

Wilmington Municipal Bond Fund                  Institutional Investor

Wilmington Short-Term Bond Fund                 Institutional Investor

Wilmington Large-Cap Core Fund                  Institutional Investor

Wilmington Large-Cap Value Fund                 Institutional Investor

Wilmington Small-Cap Core Fund                  Institutional Investor

Wilmington Multi-Manager Real Asset Fund        Institutional Investor

Wilmington Multi-Manager International Fund     Institutional Investor

Wilmington Multi-Manager Large-Cap Fund         Institutional Investor Service

Wilmington Multi-Manager Mid-Cap Fund           Institutional Investor Service

Wilmington Multi-Manager Small-Cap Fund         Institutional Investor Service

Wilmington Large-Cap Growth Fund                Institutional Investor

Roxbury Mid-Cap Fund                            Institutional Investor

Roxbury Small-Cap Growth Fund                   Institutional Investor

Roxbury Micro-Cap Fund                          Institutional Investor

Wilmington Prime Money Market Fund              Institutional (formerly, Invesor)
                                                Service
                                                Class W

Wilmington U.S. Government Money Market Fund    Institutional (formerly, Invesor)

                                                Service
                                                Class W

Wilmington Tax - Exempt Money Market Fund       Institutional (formerly, Invesor)
                                                Class W

Wilmington Aggressive Asset Allocation Fund     Institutional Investor

Wilmington Moderate Asset Allocation Fund       Institutional Investor

Wilmington Conservative Asset Allocation Fund   Institutional Investor

Wilmington Small-Cap Growth Fund                Institutional Investor

Wilmington Mid-Cap Core Fund                    Institutional Investor

Wilmington Small-Cap Value Fund                 Institutional Investor

Wilmington ETF Allocation Fund                  Institutional Investor

Wilmington Tax-Managed Cap-Free Fund            Institutional Investor

RODNEY SQUARE MANAGEMENT CORPORATION


By: /s/ Neil Wolfson
    ---------------------------------
Name: Neil Wolfson
Title: Vice President


WT MUTUAL FUND


By: /s/ John J. Kelley
    ---------------------------------
Name: John J. Kelley
Title: Vice President and
       Chief Financial Officer